Exhibit 23.2(b)

Tetra Tech Canada Inc.

March 29, 2017

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	Courageous Lake Prefeasibility Study dated September 5, 2012 and amended November 11, 2014 (the “Report”)

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, Sabry Abdel Hafez, Ph.D., P.Eng., on behalf of myself and Tetra Tech Canada Inc., hereby:

1.	consent to the public filing of the Report and the use of any extracts from or a summary of the Reports in the 40-F;
2.	consent to the use of my name and Tetra Tech Canada Inc.’s name and references to the Reports, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Report in the 40-F;
3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Report for which I am responsible; and
4.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Yours truly,

/s/ Sabry Abdel Hafez
Sabry Abdel Hafez, Ph.D., P.Eng.